Exhibit 3.1

(Translation)

ARTICLES OF INCORPORATION OF HW ELECTRO Co., Ltd.

Certified on May 22, 2019

Established on May 24, 2019

Revised on October 8, 2021

Revised on December 22, 2021

Revised on April 27, 2023

Revised on November 27, 2023

CHAPTER I. GENERAL PROVISIONS

ARTICLE 1 (Trade Name)

The name of the Company shall be HW ELECTRO Kabushiki Kaisha, and in English it shall be HW ELECTRO Co., Ltd.

ARTICLE 2 (Purpose)

The purpose of the Company shall be to engage in the following businesses.

(1)	Import, export and sale of automobiles

(2)	Manufacture and development of automobiles

(3)	Maintenance and repair of automobiles

(4)	Manufacture and sale of auto parts

(5)	All business incidental and related to each of the preceding items

(6)	Businesses related to education and training services

(7)	Businesses related to information processing, information communication, provision of information, and development, purchase and sale of software

(8)	Non-life insurance agency and life insurance solicitation business

(9)	Land transportation, marine transportation, air transportation, warehousing, and related services

(10)	General leasing and financing business

(11)	Sales of advertising and sales promotion materials

(12)	Businesses related to collection, transportation, processing, and reclamation of industrial waste

(13)	Design, manufacture, sale, export, repair, maintenance, and management of energy storage devices and systems

(14)	Consulting, engineering, and other businesses related to the development, purchase, and sale of technology for the businesses listed in each of the preceding items

(15)	Any and all businesses incidental or related to the preceding items

ARTICLE 3 (Head Office)

The head office of the Company shall be located in Koto-ku, Tokyo.

ARTICLE 4 (Method of Public Notice)

Public notices of the Company shall be made by way of electronic public notices. In the event of an accident or any other unavoidable reason for which public notice cannot be made by way of electronic public notice, our public notice shall be made by publication in the Official Gazette.

ARTICLE 5 (Organization)

The Company shall have the following bodies in addition to the General Meeting of Shareholders and Directors.

1.	Board of Directors

2.	Audit and Supervisory Committee

3.	Accounting Auditors

CHAPTER II. SHARES

ARTICLE 6 (Class and Total Number of Authorized Shares)

The Company shall issue common stock and Class A preferred stock. The total number of authorized shares of the Company shall be 100,000,000 shares.

2	The total number of authorized class shares of common stock shall be 100 million shares, and the total number of authorized class shares of Class A preferred stock shall be 3 million shares.

ARTICLE 6-2 (Contents of Class A Preferred Shares)

The details of the Class A Preferred Shares to be issued by the Company shall be as set forth in each of the following paragraphs.

1	Preferred dividend

(1)	When the Company makes a dividend of surplus (including an interim dividend; hereinafter simply referred to as a “dividend”), it shall pay the dividend to the holders of the Class A Preferred Shares (the “Class A Preferred Shareholders”) or Registered Pledgees of the Class A Preferred Shares (the “Class A Registered Preferred Pledgees”) the amount obtained by multiplying the price paid per preferred share by 10% per annum (the “Class A Preferred Dividend Amount”) for each business year in advance to the holders of common shares (the “Common Shareholders”) and the holders of registered pledges of common shares (the “Common Registered Pledgees”).

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(2)	If dividends of surplus have already been paid to Class A Preferred Shareholders or Class A Registered Pledgees on a record date established during the same business year, the amount of Class A Preferred Dividends payable under the preceding paragraph shall be the amount after deducting the amount already paid.

(3)	If the Company pays further dividends in addition to the Class A Preferred Dividend Amount, the Company shall pay dividends to the Class A Preferred Shares and the Common Shares in the same amount per share.

(4)	If the amount of the surplus dividend to be paid to Class A Preferred Shareholders or Class A Preferred Registered Share Pledgees in a business year does not reach the Class A Preferred Dividend Amount, such shortfall will not be accumulated from the following business year onward.

2	Priority distribution of residual assets

(1)	When the Company distributes residual assets, it shall distribute to Class A Preferred Shareholders or Class A Registered Preferred Share Pledgees, prior to Common Shareholders or Common Registered Share Pledgees, the amount equivalent to the Class A Paid-in Amount set forth in the paragraph (2) per Class A Preferred Share (the “ Class A Residual Assets Distribution Amount”). However, if the amount obtained by multiplying the Class A paid-in amount at the time the Company distributes the residual assets by the number of outstanding Class A preferred shares (the number of shares of a certain class of shares obtained by subtracting the number of shares of the relevant class held by the Company from the total number of shares of the relevant class issued and outstanding. The same shall apply hereinafter.) exceeds the total amount of residual assets, the Class A preferred residual assets distribution amount will be the amount obtained by dividing the total amount of residual assets by the number of outstanding Class A preferred shares (if the calculation results in fractions less than one yen, fractions less than one yen will be discarded).

(2)	(i) The initial Class A paid-in amount shall be 70 yen.

(ii) If the Company conducts a stock split or stock consolidation or a gratis allotment of Class A Preferred Shares, the Class A Paid-in Amount shall be adjusted in accordance with the following formula.

Preferred Share after a stock split, consolidation, or gratis allotment will apply, in the case of a stock split, on and after the day following the record date for a such stock split, and in the case of a stock consolidation or gratis allotment, on and after the effective date of such stock consolidation or gratis allotment (if a record date for such stock consolidation or gratis allotment has been set, the day following such record date).

(iii) If any other event similar to (ii) above occurs, the Class A Paid-in Amount will be appropriately adjusted by the Company in accordance with the same adjustment method as in (ii) above.

(3)	If there are still residual assets after the distribution of the Class A Preferred Distribution Amount, the Company shall distribute the same amount of residual assets per common share and per share of Class A preferred share to Common Shareholders and Registered Common Share Pledgees and to Class A Preferred Shareholders and Class A Registered Pledgees, respectively.

3	Voting rights

Class A Preferred Shareholders are entitled to vote at the Company’s general meeting of shareholders and at class general meetings of shareholders (the “Class A Class Shareholders’ Meeting”) at which Class A Preferred Shareholders are members. Each Class A Preferred Shareholder shall have one voting right per Class A Preferred Share at general meetings of shareholders of the Company and at class general meetings of shareholders whose members are Class A Preferred Shareholders (the “Class A Class Meeting”).

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4	Right to request acquisition in exchange for ordinary shares

(1)	A Class A Preferred Shareholder may at any time request the Company to deliver ordinary shares of the Company in exchange for the acquisition of all or part of the Class A Preferred Shares held by the Class A Preferred Shareholder (the “Conversion”) under the conditions set out in this paragraph (2).

(2)	The conditions for conversion of the Class A Preferred Shares shall be as follows:

(i)	Number of common shares to be delivered upon conversion

The number of shares of common stock of the Company to be delivered upon conversion of the Class A Preferred Stock shall be calculated in accordance with the following formula (the “Class A Conversion Number Calculation Formula”). However, if the calculation results in a fraction of a share in the number of shares to be issued, such fraction shall be rounded up to the nearest whole share.

(ii)	Class A Conversion Price in the Class A Conversion Number Calculation Formula and its adjustment

a.	The Class A Conversion Price will initially be the same amount as the Class A Paid-in.

b.	If the Company’s common stock is subject to a stock split or reverse stock split or gratis allotment, the Class A Conversion Price will be adjusted in accordance with the following formula. Any fraction of less than one yen resulting from the adjustment shall be rounded off to the first decimal place.

The Class A Conversion Price after adjustment will be applied, in the case of a stock split, on and after the day following the record date for such stock split, or in the case of a reverse stock split or gratis allotment of shares, on and after the day when such reverse stock split or gratis allotment of shares takes effect (or, if a record date for gratis allotment is set, on and after the day following such record date).

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c.	If the Company’s common stock is issued at a price lower than the Class A Conversion Price before adjustment (including cases where the Company disposes of common stock held by the Company), such price shall be the Class A Conversion Price after adjustment excluding in the following cases: (A) gratis allotment of shares, (B) exercise or conversion of potential shares, etc.(meaning issued shares with put option, shares with put option, stock acquisition rights including those attached to bonds with stock acquisition rights, or all rights or securities that are convertible into, or have the status of acquiring, ordinary shares of the Company upon the request of the holder thereof or the Company, or upon the occurrence of certain events), (C) the case where the Company delivers common stock as a result of a merger, share exchange, share issuance or corporate split, and (D) by the sale of treasury stock pursuant to Article 194 of the Companies Act (request for sale of shares less than one unit by shareholders holding shares less than one unit).

The Class A Conversion Price after adjustment in the case of this c shall apply on and after the day following the Payment Date (or, if a payment period is set, the last day of such period), or, if a record date relating to allotment to shareholders is set, on and after the day following such record date.

d.	In the event that the Company issues shares convertible into ordinary shares of the Company (including in the case of a gratis allotment of shares) and the amount determined by the directors of the Company (or the Board of Directors if the Company is a company with a board of directors) as the amount of consideration per ordinary share of the Company to be delivered upon conversion of such shares is less than the Class A Conversion Price before adjustment, such amount shall be the Class A Conversion Price after adjustment.

The Class A Conversion Price after adjustment in the case of this d. shall apply on and after the day following the Payment Date, or in the case of a gratis allotment of shares, on and after the day following the effective date of such gratis allotment of shares (or if a record date relating to such gratis allotment of shares is set, on and after such record date), or if there is a Shareholder Allotment Date, on and after the day following such Shareholder Allotment Date.

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e.	In the event that the total of the amount to be paid in for stock acquisition rights per share of common stock and the value per share of common stock of the assets to be contributed upon exercise or conversion of stock acquisition rights (including the case of gratis allotment of stock acquisition rights) is less than the Class A Conversion Price before adjustment, such value shall be the Class A Conversion Price after adjustment.

The Class A Conversion Price after adjustment in the case of this e shall apply on and after the day following the Allotment Date, or in the case of a gratis allotment of stock acquisition rights, on and after the day following the effective date of such gratis allotment of stock acquisition rights (if a record date pertaining to such gratis allotment of stock acquisition rights is set, such record date), or if there is a Shareholder Allotment Date, on and after the day following such Shareholder Allotment Date.

f.	In addition to the events listed in b. through e. above, if any of the events listed in the following items occurs, the Company shall appropriately adjust the Class A Conversion Price after giving prior written notice to Class A Preferred Shareholders and Class A Preferred Registered Share Pledgees to that effect, the reason, the Class A Conversion Price after adjustment, the date of application and other necessary matters. The Class A Conversion Price shall be adjusted appropriately.

(a)	When adjustment of the Class A Conversion Price is necessary due to a merger, share exchange, share delivery, share transfer, corporate split, or reduction in the amount of capital.

(b)	In addition to the preceding item (a), if the number of the Company’s outstanding common shares (excluding, however, the number of the Company’s common shares held by the Company) is changed or is likely to be changed.

(c)	When adjustment of the Class A Conversion Price is required due to the occurrence of an event that causes or may cause a change in the number of the Company’s outstanding common shares (excluding the number of the Company’s common shares held by the Company)

(d)	When the exercise period during which common stock of the Company may be delivered upon exercise of stock acquisition rights that are convertible into common stock or shares of common stock of the Company or stock acquisition rights that are convertible into common stock or shares of common stock of the Company has expired. However, this excludes cases where an exercise request has been made for all such stock acquisition rights.

(iii)	Cases where the Class A Conversion Price is not adjusted

Notwithstanding the provisions of (ii) above, no adjustment of the Class A Conversion Price shall be made when the Company’s stock acquisition rights are issued to the Company’s directors or employees for incentive purposes.

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5	Clause of acquisition with consideration of shares

If the Company has made an institutional decision to apply to a financial instruments exchange (including those outside Japan) for the listing of the Company’s common stock, and if the Company has received a request from the lead managing securities company for such listing that the Class A Preferred Stock should be converted, the Company may, on a date to be determined by decision of the directors (or the Board of Directors if the Company is a company with a board of directors), convert all of the Class A Preferred Stock into common stock. With respect to the number of shares of common stock to be delivered to the Class A Preferred Shareholders upon such conversion and other conditions, the provisions of the preceding paragraph shall apply mutatis mutandis.

6	Stock Split, Reverse Stock Split and Shareholder Allotment, etc.

(1)	When the Company splits or consolidates its shares, it shall split or consolidate all classes of shares in the same proportion.

(2)	When the Company carries out a gratis allotment of shares or a gratis allotment of stock acquisition rights to shareholders, it shall carry out a gratis allotment of common shares or stock acquisition rights for common shares to ordinary shareholders and a gratis allotment of stock acquisition rights for Class A preferred shareholders for Class A preferred shares or Class A preferred shares, respectively, at the same time and in the same ratio as the Company’s common shares and Class A preferred shares at a ratio that maintains the relative economic value of the Company’s common shares and Class A Preferred Shares.

(3)	When the Company grants to its shareholders the right to receive an allotment of offered shares or the right to receive an allotment of offered stock acquisition rights, it shall grant to ordinary shareholders the right to receive an allotment of ordinary shares or stock acquisition rights for ordinary shares and to Class A preferred shareholders the right to receive an allotment of stock acquisition rights for Class A preferred shares or Class A preferred stock, each at a rate that maintains the relative economic value of the Company’s ordinary shares and Class A preferred stock simultaneously.

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7	Matters to be Resolved at the General Meeting of Class A Shareholders

The following matters must be resolved at a general meeting of class shareholders of the holders of Class A shares.

(1)	Amendments to the Articles of Incorporation

(2)	Issuance of shares, stock acquisition rights, bonds with stock acquisition rights or other rights convertible into shares of the Company

(3)	Reorganization activities such as investment in or acquisition of another company, merger, company split, share exchange, share transfer, business transfer, etc., or business transfer.

(4)	Reduction of capital or capital reserve

(5)	Issuance of corporate bonds

(6)	Dissolution or liquidation of the company

(7)	Filing for commencement of bankruptcy proceedings, corporate reorganization proceedings or civil rehabilitation proceedings

(8)	Approval for transfer of shares of the Company

(9)	Reverse stock split or consolidation of shares

(10)	Approval of a demand for sale of shares by a special controlling shareholder

(11)	Distribution of surplus

(12)	Disposal or transfer of important assets

(13)	Borrowing of 100 million yen or more

ARTICLE 7 (Non-issuance of Share Certificates)

No share certificates shall be issued for shares issued by the Company.

ARTICLE 8 (Claim for Sale to Heirs, etc.)

The Company may request a person who has acquired shares of the Company subject to restriction on transfer due to inheritance, merger, or other general succession to sell such shares to the Company.

ARTICLE 9 (Request for Statement of Matters Specified in Shareholder Registry)

In order for an acquirer of shares of the Company to request that matters to be specified in the shareholder registry, such as the name of the shareholder, be stated or recorded in the shareholder registry, such acquirer and a person whose name is stated or recorded in the shareholder registry as the shareholder of such acquired shares or his/her heir or any other general successor thereof shall place their signatures or names and seals on the written request in the form prescribed by the Company and submit it jointly to the Company, provided, however, if stipulated by the Ordinance of the Ministry of Justice, the acquirer of shares may make such request independently.

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ARTICLE 10 (Registration of Pledge and Request for Indication of Trust Property)

In order to request the registration, change, or cancellation of pledge, or indication or cancellation of trust property, in respect of shares issued by the Company, the relevant party must sign or place his/her name and seal on a written request in the form prescribed by the Company.

ARTICLE 11 (Fees)

The fees prescribed by the Company must be paid to make such requests as set forth in the preceding two Articles.

ARTICLE 12 (Record Date)

The Company shall deem shareholders with voting rights stated or recorded in the final shareholder registry as of the last day of each business year (hereinafter referred to as the “Record Date”) to be the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders for the relevant business year.

2	In addition to Paragraph 1, if necessary, shareholders or registered pledgees of shares stated or recorded in the final shareholder registry as of a certain date may be the shareholders or registered pledgees of shares entitled to exercise their rights by giving public notice in advance.

ARTICLE 13 (Administrator of Shareholders’ Register, etc.)

The Company shall appoint an administrator of shareholders’ register to prepare and maintain the register of shareholders and the register of stock acquisition rights (hereinafter referred to as the “Register of Shareholders, etc.”) and to handle other business relating to the Register of Shareholders, etc., and the Company shall not handle such business.

2	The administrator of the shareholders’ register, etc. and its place of business handling shall be determined by a resolution of the Board of Directors and public notice thereof shall be given.

3	The shareholders’ register, etc. shall be kept at the business office of the administrator of shareholders’ register.

ARTICLE 14 (Share Handling Regulations)

Procedures for approval of transfer of shares of the Company, procedures for requesting entry or recording in the shareholders’ register, and other handling and handling fees relating to shares shall be governed by the Share Handling Regulations established by the Board of Directors, in addition to laws and ordinances or the Articles of Incorporation.

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CHAPTER III. GENERAL MEETING OF SHAREHOLDER

ARTICLE 15 (Time of Convocation)

The ordinary general meeting of shareholders of the Company shall be convened within three months from the day immediately following the last day of each business year, and an extraordinary general meeting of shareholders shall be convened whenever necessary.

ARTICLE 16 (Convocation Notice)

A convocation notice of a general meeting of shareholders shall be issued to shareholders who are entitled to exercise their voting rights on the agenda of the said general meeting of shareholders no later than one week prior to the date of the meeting, provided, however, that in the event that a written or electronic vote is allowed, such notice shall be issued no later than two weeks prior to the date of the meeting.

2	Notwithstanding the provisions of the preceding paragraph, a general meeting of shareholders may be held without following the convocation procedures if all the shareholders who are entitled to exercise their voting rights at the meeting consent thereto, except in cases where the matters set forth in Article 298, Paragraph 1, Items 3 or 4 of the Companies Act are stipulated.

ARTICLE 17 (Convening Authority and Chairperson)

Unless otherwise provided by laws and regulations, a general meeting of shareholders shall be convened by the President by resolution of the Board of Directors. However, in the absence or disability of the President, another Director shall convene a meeting in the order previously determined by the Board of Directors.

2	The President shall preside as chairman at a general meeting of shareholders. However, if the Director acting as President is unable to so act, another Director shall take the chair in the order previously determined by the Board of Directors.

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ARTICLE 18 (Resolution of General Meeting of Shareholders)

Unless otherwise provided by laws and regulations or the Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of voting rights of the shareholders present who are entitled to exercise their voting rights.

2	Unless otherwise provided for in the Articles of Incorporation, resolutions pursuant to Paragraph 2 of Article 309 of the Companies Act shall be adopted by two-thirds or more of the voting rights exercised at a general meeting of shareholders at which shareholders having one-third of all of the voting rights of the Company are present.

ARTICLE 19 (Omission of resolutions)

Where the directors or shareholders submit a proposal with respect to a matter for which the general meeting of shareholders is held, and if all shareholders entitled to exercise their votes with respect to such proposal manifest their intention to agree to such proposal in writing or by means of electromagnetic records, it shall be deemed that the resolution to approve such proposal at the general meeting of shareholders has been made.

2	Where the directors notify all shareholders of any matter that is to be reported to the general meeting of shareholders, and if all shareholders manifest their intention to agree not to report such matter to the general meeting of shareholders in writing or by means of electromagnetic records, it shall be deemed that such matter has been reported to the general meeting of shareholders.

ARTICLE 20 (Proxy Voting)

A shareholder may exercise his voting rights by proxy. However, in such case, a document evidencing the proxy’s power of representation must be submitted at each General Meeting of Shareholders.

2	A proxy shall be one and shall be a shareholder who holds the voting rights of the Company, and no more than two proxies may be appointed.

ARTICLE 21 (Minutes)

With respect to the proceedings of the general meeting of shareholders, minutes of the proceedings and results, etc. of the General Meeting of Shareholders shall be prepared in accordance with the applicable Ordinance of the Ministry of Justice.

ARTICLE 22 (Class Shareholders’ Meetings)

The provisions of Article 16, Article 17, Article 19, Article 20 and Article 21 shall apply mutatis mutandis to class general meetings of shareholders.

2	The provisions of Article 15 shall apply mutatis mutandis to class general meetings of shareholders to be held on the same day as the ordinary general meeting of shareholders.

3	The provisions of Article 18, Paragraph 1 shall apply mutatis mutandis to resolutions of class general meetings of shareholders pursuant to Article 324, Paragraph 1 of the Companies Act.

4	The provisions of Article 18, Paragraph 2 shall apply mutatis mutandis to resolutions of class general meetings of shareholders pursuant to the provisions of Article 324, Paragraph 2 of the Companies Act.

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CHAPTER IV. DIRECTORS AND THE BOARD OF DIRECTORS

ARTICLE 23 (Number of Directors)

The number of Directors of the Company shall be 10 or less (excluding Directors who are members of the Audit and Supervisory Committee).

2	The Company shall have no more than 5 Directors who are members of the Audit and Supervisory Committee.

ARTICLE 24 (Method of Election and Dismissal of Directors)

The election of Directors, distinguishing between those who are members of the Audit and Supervisory Committee and those who are not, shall be made by a majority of the voting rights of shareholders present at a general meeting of shareholders where shareholders holding one-third or more of the voting rights of shareholders who are entitled to exercise their voting rights are present.

2	The removal of a Director of the Company shall be made by a majority of the votes of shareholders present at a general meeting of shareholders where shareholders holding one-third or more of the voting rights of shareholders who are entitled to exercise their voting rights are present.

3	Directors shall not be elected by cumulative voting.

ARTICLE 25 (Term of Office of Directors)

The term of office of Directors (excluding Directors who are members of the Audit and Supervisory Committee) shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last fiscal year ending within one year after their election.

2	The term of office of Directors who are members of the Audit Supervisory Committee shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last fiscal year ending within two years after their election.

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3	The term of office of a Director who is a member of the Audit Supervisory Committee elected to fill a vacancy of a Director who retired before the expiration of his/her term of office shall expire at the end of the term of office of the retiring Director.

4	The effective term of the resolution for the election of a substitute Director as a member of the Audit Supervisory Committee elected in accordance with Article 329, Paragraph 3 of the Companies Act shall expire at the beginning of the ordinary general meeting of shareholders relating to the last fiscal year ending within two years after his/her election.

ARTICLE 26 (Exemption of Directors from Liability)

The Company may, pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, exempt any Director (including former Directors) from liability for damages under Article 423, Paragraph 1 of the said Act to the extent permitted by law by a resolution of the Board of Directors.

2	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Directors (excluding those who are Executive Directors, etc.) to limit their liability for damages under Article 423, Paragraph 1 of the said Act to the extent provided by law.

ARTICLE 27 (Representative Directors and Directors with Management Positions)

The Board of Directors may, by resolution, appoint one President from among the Directors (excluding Directors who are members of the Audit and Supervisory Committee) and, if necessary, may appoint a few Senior Managing Directors and Managing Directors.

2	The President shall be a Representative Director. However, the Board of Directors may, by its resolution, appoint, in addition to the President, a Director who shall represent the Company from among the Directors with the offices set forth in the preceding paragraph.

ARTICLE 28 (Delegation of Decisions on Important Business Execution)

The Company may, pursuant to the provisions of Article 399-13, Paragraph 6 of the Companies Act, delegate all or part of the decisions on the execution of important business affairs (excluding the matters listed in the items of Paragraph 5 of the same Article) to the Directors by resolution of the Board of Directors.

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ARTICLE 29 (Convocation of Board of Directors’ Meetings)

Meetings of the Board of Directors shall be convened by the President. In the absence or disability of the President, another Director shall convene a meeting in his/her place in the order previously determined.

2	Notice of a meeting of the Board of Directors shall be given to each Director at least three days prior to the date of the meeting. However, in case of emergency, such period may be shortened.

3	A meeting of the Board of Directors may be held without following the procedures for convening a meeting if all the Directors consent thereto.

ARTICLE 30 (Method of Resolution)

Resolutions of the Board of Directors shall be adopted by a majority of the votes of the Directors present at a meeting where a majority of the Directors who are entitled to participate in the voting are present.

ARTICLE 31 (Omission of Resolutions of the Board of Directors)

In the event that a Director proposes a matter to be resolved at a meeting of the Board of Directors, if all Directors who are entitled to vote on such matter indicate their consent to such proposal in writing or by electromagnetic record, such proposal shall be deemed to have been approved by a resolution of the Board of Directors.

2	If a director has notified all directors of matters to be reported to the Board of Directors (excluding, however, matters to be reported pursuant to Article 363, Paragraph 2 of the Companies Act), such matters need not be reported to the Board of Directors.

ARTICLE 32 (Minutes of the Board of Directors Meeting)

Minutes of the proceedings of the Board of Directors shall be prepared, in which the substance of proceedings and the results thereof shall be stated or recorded as provided for in the applicable Ordinance of the Ministry of Justice.

ARTICLE 33 (Rules and Regulations of the Board of Directors)

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors in addition to laws and regulations or these Articles of Incorporation.

ARTICLE 34 (Remuneration, etc.)

Remuneration, bonuses and other property benefits to be received by the Company from Directors in consideration of the performance of their duties shall be determined by resolution of a General Meeting of Shareholders, distinguishing between Directors who are members of the Audit Committee and other Directors.

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CHAPTER V. Audit and Supervisory Committee

ARTICLE 35 (Authority of the Audit and Supervisory Committee)

The Audit and Supervisory Committee shall make decisions on matters provided for in laws and ordinances, and it shall exercise such other powers as are necessary for the performance of its duties.

ARTICLE 36 (Notice of Convocation of Meetings of the Audit Committee)

Notice of a meeting of the Audit Committee shall be given to each member of the Audit Committee at least three days prior to the date of the meeting. However, this period may be shortened in case of urgent necessity.

2	With the consent of all Audit Committee members, a meeting of the Audit Committee may be held without following the convocation procedures.

ARTICLE 37 (Rules of the Audit and Supervisory Committee)

Matters concerning the Audit and Supervisory Committee shall be governed by the Rules of the Audit and Supervisory Committee established by the Audit and Supervisory Committee in addition to laws and ordinances or these Articles of Incorporation.

CHAPTER VI. Nominating Committee, Compensation Committee and Audit and Supervisory Committee

ARTICLE 38 (Nominating Committee, Compensation Committee and Audit and Supervisory Committee)

The Company shall establish the Nominating Committee and the Compensation Committee as advisory bodies to the Board of Directors.

ARTICLE 39 (Selection and Composition of Members)

The members of the Nominating Committee and the Compensation Committee shall be selected by a resolution of the Board of Directors.

ARTICLE 40 (Authority of Each Committee, etc.)

The authority, etc. of the Nominating Committee and the Compensation Committee shall be in accordance with the Regulations of the Board of Directors established by the Board of Directors.

ARTICLE 41 (Rules of Each Committee)

Matters concerning each Committee shall be governed by the Rules of the Nominating Committee and the Rules of the Compensation Committee established by the Board of Directors in addition to these Articles of Incorporation.

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CHAPTER VII. ACCOUNTING AUDITORS

ARTICLE 42 (Election of Accounting Auditors)

Accounting auditors shall be elected by a resolution of the General Meeting of Shareholders.

ARTICLE 43 (Term of Office of Accounting Auditors)

The term of office of accounting auditors shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within one year from their election.

2	Unless otherwise resolved at the ordinary general meeting of shareholders under the preceding paragraph, accounting auditors shall be deemed to have been re-elected at such ordinary general meeting of shareholders.

ARTICLE 44 (Remuneration, etc.)

Remuneration, etc. of the accounting auditor shall be determined by the Representative Director with the consent of the Audit and Supervisory Committee.

CHAPTER VIII. CALCULATIONS

ARTICLE 45 (Business Year)

The business year of the Company shall be one year commencing on October 1 of each year and ending on September 30 of the following year.

ARTICLE 46 (Dividends of Retained Earnings)

The Company shall, by resolution of the General Meeting of Shareholders, distribute surplus to the shareholders or registered pledgees appearing or recorded in the final register of shareholders as of the last day of each fiscal year.

2	The Company shall be discharged from the obligation to pay dividends of surplus provided for in the preceding paragraph if such dividends have not been received after a lapse of three full years from the date on which the payment thereof is offered.

3	No interest shall accrue on unpaid dividends of surplus.

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